UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): June 3, 2011

LIME ENERGY CO.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410

(Address of principal executive offices)

(847) 437-1666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On June 3, 2010, Lime Energy Co. (the “Company”) entered into a separation, severance and release (the “Parke Separation Agreement”) with Daniel Parke and amendments to the employment agreements for Messrs. David Asplund and John O’Rourke.

The Parke Separation Agreement provides, among other things, that Mr. Parke shall separate from the Company, relinquish his position, and cease to provide services as the President of the Company, but shall serve as an independent advisor to the Company through December 31, 2012.  Mr. Parke also releases the Company from any claims he may have against it or any of its employees or directors.  In exchange the Company will pay Mr. Parke $412,500, reduced by amount of vacation paid at termination subject to applicable withholdings.  In addition, all stock options and restricted stock previously granted to Mr. Parke by the Company shall vest and, with respect to the stock options, be exercisable until December 31, 2012, regardless of the terms of such grants.  Mr. Parke has the option to revoke the Parke Separation Agreement until June 10, 2011.

The amendment to Mr. Asplund’s employment agreement provides, among other things, that he will be employed as the Company’s Executive Chairman.  In this role he will provide the following services:

(a)          Manage current, and any future, transition of the executive management team into respective roles;

(b)         act as liaison to the Board of Directors, remaining fully involved and familiar with company operations through participating in (i) “pipeline” calls on actual and prospective upcoming business contracts, (ii) strategy meetings, (iii) senior management meetings, (iv) national sales meetings, (v) customer meetings, and (vi) similar strategic and planning meetings;

(c)          strategic business development:

(i)             Continue to evaluate new opportunities for organic growth; and

(ii)          Continue to vet and review merger and/or acquisition opportunities;

(d)         act as liaison to Chief Executive Officer in regard to Investor Relations:

(i)             Continue with one-on-one meetings and/or conference presentations at the Chief Executive Officer’s request;

(e)          continue support in corporate communications;

(f)            continue and/or expand role in Government relations;

(g)         assist in corporate finance as needed; and

(h)         render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position of Executive Chairman of the Board of Directors.

The amendment also provides that Mr. Asplund’s salary shall remain unchanged at $300,000 per year through the end of 2011, after which it will be reduced to $250,000 per year.  The term of Mr. Asplund’s employment was not changed as a result of this amendment.

The amendment to Mr. O’Rourke’s employment agreement provides, among other things, that he will be employed as the Company’s President and Chief Executive Officer with a salary of $285,000 per year.  The amendment also increases the period of his covenant not to complete from six months to one year.

In connection with Mr. O’Rourke’s appointment as President and Chief Executive Officer, he has been granted an option to purchase 450,000 shares of the Company’s common stock pursuant to an Employee Stock Option Agreement under the Company’s 2008 Long-Term Incentive Plan as Amended.  The option has an exercise price equal to $4.23 per share (the closing price of the Company’s stock on June 3, 2011, the date the amendment was approved by the Company’s Compensation Committee), vests 150,000 shares on each of June 3, 2012, 2013 and 2014, and has a term of ten years.  The option will become fully vested and exercisable if Mr. O’Rourke’s employment with the Company is involuntarily terminated for a reason other than for Due Cause, and upon a Change of Control (each as defined in the Employee Stock Option Agreement).

The foregoing  description of the Parke Separation Agreement, and the amendments to Messrs. Asplund’s and O’Rourke’s employment agreements and the Employee Stock Option Agreement are summaries only and are qualified in their entirety by the complete text of the documents attached to this filing as exhibits, which are incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(a)          Exhibits

10.1                           Separation Agreement, Severance and Release dated June 3, 2011 between Daniel W. Parke and Lime Energy Co.

10.2                           Fifth Amendment to Employment Agreement dated June 3, 2011 between David R. Asplund and Lime Energy Co.

10.3                           Second Amendment to Employment Agreement dated June 3, 2011 between John O’Rourke and Lime Energy Co.

10.4                           Employee Stock Option Agreement dated June 3, 2011 between John O’Rourke and Lime Energy Co.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: June 6, 2011	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Executive Vice President, Chief Financial Officer & Treasurer